Pangaea Logistics Solutions Ltd. Reports Financial Results for the Three Months Ended September 30, 2015
Adjusted EBITDA increases nearly six-fold backed by strong margins and cash flow

NEWPORT, RI – November 12, 2015 – Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the quarter ended September 30, 2015.
Third Quarter Highlights

•	Net income attributable to Pangaea Logistics Solutions Ltd. was $3.0 million in the third quarter of 2015, compared to a net loss of $2.9 million in the third quarter of 2014

•	Pro forma adjusted earnings per common share[1] of $0.08 in the third quarter of 2015, compared to a pro forma adjusted loss per common share of $0.08 in the third quarter of 2014

•	Adjusted EBITDA[2] increased to $8.1 million in the third quarter of 2015, compared with $1.2 million in the third quarter of 2014

•	Cash flow from operations was $18.0 million for the nine months ended September 30, 2015, compared with $12.5 million for the same period in 2014

•	At the end of the quarter, Pangaea had $34.2 million in cash and cash equivalents

•	Acquired the remaining non-controlling interest in Nordic Bulk Carriers AS ("NBC"), making NBC a wholly-owned subsidiary of Pangaea

Edward Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions, said, “This quarter’s performance exemplifies our ability to continue to deliver profitable results in a challenging dry bulk sector. Our focus on efficiency and our disciplined approach to generating revenues coupled with a commitment to delivering unmatched service to our global clients, who rely on us to solve their most difficult logistical challenges, remain the foundation of our Company. We are confident that our unique business model and best-in-class execution will continue to serve us well.”

1 Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro Forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the mergers as if they had been consummated as of January 1, 2014. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.
2 Adjusted EBITDA is a non-GAAP measure and represents operating earnings before interest expense, income taxes, depreciation and amortization, and other non-operating income and/or expense, if any. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.

Results for the Quarter Ended September 30, 2015
The Company reported net income of $3.0 million, or $0.08 per common share, for the third quarter of 2015, compared to a net loss of $2.9 million, or $0.08 per common share on a pro forma basis, in the third quarter of 2014. Adjusted EBITDA rose to $8.1 million from $1.2 million. This improvement was primarily attributable to Pangaea's improved operating margin, which rose to 6.8% from negative 2.1% as the Company continued to focus on profitable voyage revenue from contracts of affreightment and benefited from declining bunker and charter-in costs during the period.
Total revenue of $71.2 million for the quarter ended September 30, 2015 decreased 22% from the $91.2 million generated in the same quarter in 2014 and comprised $64.6 million in voyage revenue and $6.6 million in charter revenue, year-over-year decreases of 20% and 38%, respectively.
Specifically, the decline in total revenue was primarily attributable to a 16% decrease in the Company’s total shipping days from 4,099 days in the third quarter of 2014 to 3,443 days in the third quarter of 2015. Total shipping days are the sum of voyage days, which are tied to COAs and decreased 11% year-over-year, and charter days, which are subject to market rates and decreased 34% year-over-year. The Company strategically limited its exposure to declining rates by chartering in vessels only to meet the demands of specific voyage contracts in order to maximize profitability and reduce risk. Voyage and charter expenses declined more than revenue, with year-over-year decreases of 35% and 40% respectively, leading to the aforementioned improvement in operating margin.
Coll noted, “During the third quarter we continued to execute on the strategy that has enabled us to deliver profits for shareholders during a challenging 2015: focusing on profitable trades tied to COAs, leveraging our expertise in backhaul and vessel positioning to minimize idle time, limiting our exposure to uncovered long vessel positions, controlling costs, improving efficiencies, and working to selectively add attractive pieces of business from new and existing clients.”
Markets
Mr. Coll commented about the dry bulk shipping market in general, “The limited growth in commodities shipping activity and the ongoing delivery of newbuildings to the global dry bulk fleet leads us to believe that the rate environment will continue to be challenged for some time. We believe Pangaea, with its ‘cargo-first’ emphasis and flexible ‘asset-right’ strategy, is better positioned to weather the storm of too many ships chasing too few cargoes than many of our competitors whose strategies are asset heavy and burdened with large fixed costs. Our nimbleness allows us to optimize our activities to meet changing conditions and positions us to continue to outperform the industry in a variety of rate environments, including the currently muted one.”

Business Updates

In October, 2015, Pangaea acquired the remaining non-controlling interest in Nordic Bulk Carriers AS (“NBC”), making NBC a wholly-owned subsidiary of Pangaea.

Cash Flows
Cash and cash equivalents were $34.2 million as of September 30, 2015, compared with $29.8 million on December 31, 2014.
For the nine months ended September 30, 2015, the Company’s net cash provided by operating activities was $18.0 million, compared to $12.5 million for the year to date ended September 30, 2014.
For the nine months ended September 30, 2015 and 2014, net cash used in investing activities was $41.0 million and $26.2 million, respectively. Net cash provided by financing activities was $27.3 million and $14.9 million for the nine months ended September 30, 2015 and 2014, respectively. These increases reflect the Company’s purchase of new ice-class ships, including the m/v Nordic Olympic and m/v Nordic Odin, partially offset by the sale of the m/v Bulk Cajun and the m/v Bulk Discovery. The Company also used cash available from operating earnings to pay off its corporate credit line of $3 million.
Conference Call Details
The Company’s management team will host a conference call to discuss the Company’s financial results tomorrow, November 13, 2015 at 8:00 a.m., Eastern Time (ET). Following a recorded discussion of the quarterly results, Edward Coll, Chairman and Chief Executive Officer, and Anthony Laura, Chief Financial Officer, will be available to answer questions from attending participants. To access the conference call, please dial (888) 895-3561 (domestic) or (904) 685-6494 (international) approximately ten minutes before the scheduled start time and reference ID# 75101707.
A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.
A recording of the call will also be available for one week and can be accessed by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) and referencing ID# 97471493.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
	2015	2014

Revenues:
Voyage revenue	$64,599,552	$80,604,263
Charter revenue	6,588,613	10,600,956
	71,188,165	91,205,219
Expenses:
Voyage expense	30,392,418	46,598,184
Charter hire expense	20,601,908	34,315,719
Vessel operating expense	8,462,370	7,935,565
General and administrative	3,595,398	2,790,350
Depreciation and amortization	3,195,437	3,118,973
Loss (gain) on sale of vessels	71,882	(1,661,368)
Total expense	66,319,413	93,097,423

Income (loss) from operations	4,868,752	(1,892,204)

Other income (expense):
Interest expense, net	(1,493,536)	(1,348,252)
Interest expense related party debt	(110,764)	(108,422)
Imputed interest on related party long-term debt	—	—
Unrealized (loss) gain on derivative instruments	(513,678)	(551,354)
Other income	30,000	83,803
Total other expense, net	(2,087,978)	(1,924,225)

Net income (loss)	2,780,774	(3,816,429)
Loss (income) attributable to noncontrolling interests	221,895	906,822
Net income (loss) attributable to Pangaea Logistics Solutions Ltd.	$3,002,669	$(2,909,607)

Earnings (loss) per common share:
Basic	$0.08	$(0.42)
Diluted	$0.08	$(0.42)

Weighted average shares used to compute earnings
per common share
Basic and diluted	35,490,097	13,421,955

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$34,201,299	$29,817,507
Restricted cash	1,000,000	1,000,000
Accounts receivable (net of allowance of $4,483,089 at
September 30, 2015 and $4,029,669 at December 31, 2014)	24,471,012	27,362,216
Bunker inventory	10,014,506	15,601,659
Advance hire, prepaid expenses and other current assets	3,525,542	6,568,234
Vessels held for sale, net	—	4,523,804
Total current assets	73,212,359	84,873,420

Fixed assets, net	263,117,007	207,667,613
Investments in newbuildings in-process	18,766,477	38,471,430
Other noncurrent assets	836,112	1,450,802
Total assets	$355,931,955	$332,463,265

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$23,436,236	$40,201,794
Related party debt	62,902,322	59,102,077
Deferred revenue	5,469,664	11,748,926
Current portion long-term debt	18,136,172	17,807,674
Line of credit	—	3,000,000
Dividend payable	12,724,825	12,824,825
Total current liabilities	122,669,219	144,685,296

Secured long-term debt, net	115,220,158	87,430,416

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 35,537,169 and 34,756,980 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	3,574	3,476
Additional paid-in capital	134,327,959	133,955,445
Accumulated deficit	(21,526,300)	(36,142,727)
Total Pangaea Logistics Solutions Ltd. equity	112,805,233	97,816,194
Non-controlling interests	5,237,345	2,531,359
Total stockholders' equity	118,042,578	100,347,553
Total liabilities and stockholders' equity	$355,931,955	$332,463,265

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$18,140,297	$4,579,040
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	9,457,269	8,415,174
Amortization of deferred financing costs	591,444	627,961
Unrealized (gain) loss on derivative instruments	(672,873)	2,123,246
Gain from equity method investee	(61,357)	—
Provision for doubtful accounts	453,421	(385,010)
Loss (gain) on sales of vessels	638,638	(3,947,600)
Write off unamortized financing costs of repaid debt	25,557	241,522
Amortization of discount on related party long-term debt	—	322,947
Share-based compensation	372,595	—
Change in operating assets and liabilities:
Accounts receivable	2,437,783	14,456,533
Bunker inventory	5,587,153	22,183
Advance hire, prepaid expenses and other current assets	3,006,412	1,770,164
Other non-current assets	—	(236,223)
Accounts payable, accrued expenses and other current liabilities	(15,671,505)	(5,228,037)
Deferred revenue	(6,279,262)	(10,292,538)
Net cash provided by operating activities	18,025,572	12,469,362

Investing activities
Purchase of vessels	(44,795,804)	(38,288,452)
Proceeds from sales of vessels	8,265,179	23,279,387
Deposits on newbuildings in-process	(3,470,000)	(6,960,499)
Drydocking costs	(643,000)	(3,639,677)
Purchase of building and equipment	(59,380)	(558,376)
Purchase of non-controlling interest	(250,000)	—
Net cash used in investing activities	(40,953,005)	(26,167,617)

Financing activities
Proceeds of related party debt	4,680,001	4,750,000
Payments on related party debt	(1,216,250)	(54,507)
Proceeds from long-term debt	46,000,000	35,500,000
Payments of financing and issuance costs	(928,201)	(366,800)
Payments on long-term debt	(17,602,405)	(24,800,657)
Payments on line of credit	(3,000,000)	—
Common stock dividends paid	(100,000)	(100,000)
Distribution to non-controlling interest	(521,920)	—
Net cash provided by financing activities	27,311,225	14,928,036

Net increase in cash and cash equivalents	4,383,792	1,229,781
Cash and cash equivalents at beginning of period	29,817,507	18,927,927
Cash and cash equivalents at end of period	$34,201,299	$20,157,708

Disclosure of noncash items
Dividends declared, not paid	$—	$6,303,622
Modification of shareholder loan to on demand	$—	$16,433,108
Imputed interest on related party long-term debt	$—	$322,947
Cash paid for interest	$3,882,603	$3,660,117

Pangaea Logistics Solutions Ltd.
Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share

(In thousands of U.S. Dollars except for share and per share data)	Three Months Ended September 30,
	2015	2014
Adjusted EBITDA	(unaudited)	(unaudited)

Income from operations	$4,869	$(1,892)
Depreciation and amortization	3,195	3,119
Adjusted EBITDA	$8,064	$1,227

Earnings Per Common Share
Net Income attributable to Pangaea Logistics Solutions Ltd.	3,003	—
Net Income attributable to Bulk Partners (Bermuda) Ltd.	—	(2,910)
less adjustments related to pre-merger capital structure	—	(2,739)
Total earnings allocated to common stock	$3,003	$(5,649)
Weighted average number of common shares outstanding	35,490,097	13,421,955
Earnings per common share	$0.08	$(0.42)

Pro Forma Adjusted EPS
Total Income allocated to common stock	3,003	(5,649)
Non-GAAP
plus adjustments related to pre-merger capital structure	—	2,739
Non-GAAP Pro forma adjusted total earnings allocated to common stock	$3,003	$(2,910)
Non-GAAP Pro forma weighted average number of common shares outstanding	35,490,097	34,696,997
Non-GAAP Pro forma Adjusted EPS	$0.08	$(0.08)

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including (1) non-GAAP adjusted EBITDA and (2) non-GAAP pro forma adjusted earnings per share (“EPS”). These are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash losses on impairment of vessels and non-recurring charges that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., Adjusted EBITDA, and pro forma adjusted EPS. Adjusted net income attributable to Pangaea Logistics Solutions Ltd. represents net income attributable to Pangaea Logistics Solutions Ltd. calculated in accordance with GAAP, plus non-cash losses on impairment of vessels and non-recurring charges. Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation, amortization and loss on impairment of vessels. Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the mergers as if they had been consummated as of January 1, 2014.

There are limitations related to the use of non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS versus net income, income from operations, and EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS used here is not comparable to net income, EBITDA, and EPS. Management provides specific information in order to reconcile the GAAP or non-GAAP measure to adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.